Exhibit 5.1

To the Board of Directors of Spotify Technology S.A. 42-44, avenue de la Gare, L-1610 Luxembourg Grand Duchy of Luxembourg

Luxembourg, [***] 2018

Your ref. : /
Our ref. : 49797/ 23298511v2 guy.harles@arendt.com
Tel. : (352) 40 78 78-253
Fax : (352) 40 78 04-634

SPOTIFY TECHNOLOGY S.A. – F-1 Registration Statement

Ladies and Gentlemen,

We are acting as Luxembourg counsel for Spotify Technology S.A., a Luxembourg société anonyme, having its registered office at 42-44, avenue de la Gare, L-1610 Luxembourg, Grand Duchy of Luxembourg, registered with the Registre de Commerce et des Sociétés de Luxembourg under number B 123.052, (the “Company”) in connection with the Registration Statement on Form F-1 (the “Registration Statement”) filed with the U.S. Securities and Exchange Commission under the U.S. Securities Act of 1933, as amended, relating to the resale by the Registered Shareholders (as this term is defined in the Registration Statement) of up to [***] ordinary shares of the Company (the “Proposed Shares”), each with a nominal value of zero point zero zero zero six hundred twenty-five euro (€ 0.000625) per share.

We have reviewed, and relied on, (i) the consolidated articles of association of the Company as at [***] 2018, (ii) the resolutions of the Board of Directors of the Company of 28 February 2018 on inter alia the Registration Statement, (iii) the notarial deed recording the minutes of the general meeting of shareholders of the Company held on [14] March 2018 (which inter alia resolved on a stock split whereby the nominal value of the Company’s ordinary shares was changed from zero point zero twenty-five euro (€ 0.025) to zero point zero zero zero six hundred twenty-five euro (€ 0.000625) and fully restated the articles of association of the Company) as well as such corporate records as have been disclosed to us and such certifications made to us, which we deemed necessary and appropriate as a basis for the opinions hereinafter expressed.

We express no opinion as to any laws other than the laws of the Grand Duchy of Luxembourg and this opinion is to be construed under Luxembourg law and is subject to the exclusive jurisdiction of the courts of Luxembourg.

Based on the foregoing, and having regard for such legal considerations as we have deemed relevant, we are of the opinion that:

1. The Company is a validly existing société anonyme under the laws of the Grand Duchy of Luxembourg.

2. The Proposed Shares being proposed for resale by the Registered Shareholders have been validly issued, fully paid and non-assessable (within the meaning that the holder of such shares shall not be liable, solely because of his or her or its shareholder status, for additional payments to the Company or the Company’s creditors).

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to use of our name under the heading “Legal Matters” and “Certain Taxation Considerations” as regards the Grand Duchy of Luxembourg in the prospectus contained therein. In giving such consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended.

This Opinion is issued by and signed on behalf of Arendt & Medernach SA, admitted to practice in the Grand-Duchy of Luxembourg and registered on the list V of lawyers of the Luxembourg Bar.

Yours faithfully,

By and on behalf of Arendt & Medernach SA

Guy Harles

Partner